FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

     This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is dated as of June 6, 1997, by and among ADVANCED TECHNOLOGY MATERIALS, INC., a Delaware corporation ("Buyer"), WELK ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Buyer ("Buyer Sub"), ATMI HOLDINGS, INC., a Delaware corporation and wholly-owned subsidiary of Buyer ("Holdings") LAWRENCE SEMICONDUCTOR LABORATORIES, INC., an Arizona corporation ("LSL"), and LAWRENCE SEMICONDUCTOR LABORATORIES MARKETING AND SALES, INC., an Arizona corporation ("LSLMS"; LSL and LSLMS are referred to collectively as "Lawrence"); and all of the parties are referred to collectively as the "Companies." Buyer Sub and Lawrence are referred to collectively as the "Constituent Corporations" and individually as a "Constituent Corporation."

     The Companies are parties to that certain Agreement and Plan of Merger dated May 17, 1997 (the "Merger Agreement"), and wish to amend the Merger Agreement in order to permit the following: (i) the possible transfer by Buyer of the issued and outstanding shares of capital stock of Buyer Sub to Holdings,
(ii) the transfer by Lamonte H. Lawrence of the issued and outstanding shares of capital stock of LSLMS to LSL, and (iii) the adoption by Holdings or Buyer, as appropriate, of a stock option plan for 900,000 shares of common stock. The Companies also wish to amend the Merger Agreement in order to eliminate any offset of the intercompany indebtedness against the purchase price.

     In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

     1. Capitalized terms not otherwise defined herein shall have the meanings provided in the Merger Agreement.

     2. Section 1.1 is hereby amended to insert the following at the end of the final sentence: "unless Buyer elects in its discretion to contribute prior to the Effective Time all of the issued and outstanding shares of capital stock of Buyer Sub to Holdings, in which case the Surviving Corporation shall be a wholly-owned subsidiary of Holdings."

     3. Section 3.1(b) is hereby amended and restated to read in its entirety as follows: "Each share of common stock of LSL ("Lawrence Share") held in the treasury of LSL, if any, or by any subsidiary of Lawrence and each such Lawrence Share held by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no consideration shall be given in exchange therefor."

     4. Section 3.4 is hereby amended to delete the following from the first paragraph: "minus any amounts owed to LSL by any related parties as set forth in
Schedule 5.26."

     5. Section 3.6(a)(xiv) is hereby amended and restated to read in its entirety as follows: "Written evidence satisfactory to Buyer that Lamonte H. Lawrence, the sole stockholder of LSLMS, has contributed immediately prior to the Effective Time all of the issued and outstanding shares of capital stock of LSLMS to LSL, with LSLMS becoming a wholly-owned subsidiary of LSL and that all consents and approvals necessary or appropriate for such contribution have been obtained."

     6. Section 3.6(a)(xvii) is hereby amended to delete the final sentence.

     7. Section 4.2(k) is hereby amended to insert the following as a new final sentence: "Notwithstanding the foregoing, Buyer may elect in its discretion to contribute prior to the Effective Time all of the issued and outstanding shares of capital stock of Buyer Sub to Holdings, in which case the Surviving Corporation shall become a wholly-owned subsidiary of Holdings."

     8. Section 5.2 is hereby amended to delete the second sentence.

     9. Section  6.1(f) is hereby  amended to insert the following as subsection
(iv): "(iv) Lamonte H. Lawrence, the sole stockholder of LSLMS, may contribute all of the issued and outstanding shares of capital stock of LSLMS to LSL, with LSLMS becoming a wholly-owned subsidiary of LSL."

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     10.  Section   7.15(f)  is  hereby  amended  to  insert  the  following  as subsections (iii) and (iv): "(iii) Buyer may in its discretion contribute prior to the Effective Time all of the issued and outstanding shares of capital stock of Buyer Sub to Holdings, in which case the Surviving Corporation shall be a wholly-owned subsidiary of Holdings; and (iv) (A) Buyer may approve a new stock option plan for up to 900,000 shares of Buyer Common Stock, if the closing of the transactions contemplated by the ADCS Merger Agreement shall not have occurred on or before the Effective Time, or (B) Holdings may increase the authorized number of shares of Holdings Common Stock available in its existing stock option plan from 750,000 to 900,000, if the closing of the transactions contemplated by the ADCS Merger Agreement shall have occurred on or before the Effective Time."

     11. The final sentence of Section 10.5(a) is hereby amended and restated to read in its entirety as follows: "As used herein, "Pro Rata Portion" shall mean with respect to each Shareholder his or its percentage ownership of LSL immediately prior to the Effective Time."

     12. Except as modified herein, the Agreement as originally executed and previously amended is hereby ratified and affirmed and acknowledged to be the legal, valid and binding obligations of each of the parties hereto.

     13. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law.

     14. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of Buyer, Buyer Sub, Holdings and Lawrence has caused this Amendment to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

Advanced Technology Materials, Inc.,
a Delaware corporation


By: /s/ Daniel P. Sharkey
---------------------------------
Name: Daniel P. Sharkey
Title: Vice President, Chief
Financial Officer

Welk Acquisition Corporation, a
Delaware corporation


By: /s/ Daniel P. Sharkey
---------------------------------
Name: Daniel P. Sharkey
Title: President

ATMI Holdings, Inc., a Delaware
corporation


By: /s/ Daniel P. Sharkey
---------------------------------
Name: Daniel P. Sharkey
Title: Treasurer

Lawrence Semiconductor Laboratories,
Inc., an Arizona corporation


By: /s/ Lamonte H. Lawrence
---------------------------------
Name: Lamonte H. Lawrence
Title: Chief Executive Officer

Lawrence Semiconductor Laboratories
Marketing and Sales, Inc., an
Arizona corporation


By: /s/ Lamonte H. Lawrence
---------------------------------
Name: Lamonte H. Lawrence
Title: Chief Executive Officer

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